SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                      FORM N-8A


                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940



               The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

          _________________________________________________________________

          Name:      T. Rowe Price Tax-Efficient Balanced Fund, Inc.
          _________________________________________________________________



          Address of Principal Business Office (No. & Street, City, State, Zip Code):

             100 East Pratt Street,       Baltimore, Maryland 21202
          _________________________________________________________________


          Telephone Number (including area code):(410) 345-2000
                _______________________________________


          Name and address of agent for service of process:

                             Henry Holt Hopkins, Esquire
          _________________________________________________________________


             100 East Pratt Street,   Baltimore, Maryland 21202
          _________________________________________________________________


          Check Appropriate Box:

             Registrant is filing a Registration Statement pursuant to
















             Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     YES  / X /           NO  /____/
          _________________________________________________________________


























































                                      SIGNATURES


          1. Form of signature if registrant is an investment company having a board of directors:

                     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Baltimore and State of Maryland on the 2nd day of May, 1997.



          [SEAL]  Signature  T. ROWE PRICE TAX-EFFICIENT BALANCED FUND,
          INC.
          __________________________________________________
                                         (Name of Registrant)


                             /s/James S. Riepe
                    By:
          ___________________________________________________
                             James S. Riepe, President and Director



                 /s/Lenora V. Hornung
          Attest:   ______________________________
                 Lenora V. Hornung

                     Secretary             ______________________________
                      (Title)